Exhibit 99.2

SB Financial Group, Inc. Announces Authorization of Share Repurchase Program

of up to 750,000 Common Shares

DEFIANCE, Ohio, May 27, 2021 – SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services, today announced that its board of directors has authorized a share repurchase program through May 31, 2022. Pursuant to the share repurchase program, the Company is authorized to purchase up to an aggregate of 750,000 common shares, equal to approximately 10 percent of the common shares of the Company. The repurchased shares will be held as treasury shares and will be available for general corporate purposes.

Under the share repurchase program, SB Financial may purchase shares from time to time through various means, including open market transactions and privately negotiated transactions. SB Financial will repurchase shares at times and at prices considered appropriate by management, although the exact timing of the repurchases and the number of common shares to be purchased will depend on market conditions and other factors. These purchases may be commenced or suspended at any time or periodically without prior notice and the exact number of shares to be repurchased by the Company is not guaranteed.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices; 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 24 full-service ATMs. State Bank has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and opinions throughout the Tri-State region. SB Financial's common stock is listed on the NASDAQ Capital Market under the symbol "SBFG".

Investor Contact Information:

Mark A. Klein

Chairman, President and

Chief Executive Officer

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com